UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 15, 2012

Dynamic Materials Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado  80301
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2012, the Board of Directors of Dynamic Materials Corporation (the “Company”) adopted the Dynamic Materials Corporation 2012 Nonqualified Deferred Compensation Plan (the “Plan”), effective as of January 1, 2013.  The Plan is designed to provide a select group of management or highly compensated employees, as selected by the Compensation Committee, with supplemental retirement income benefits through the elective deferral of salary and bonus compensation.

Each participant under the Plan who chooses to participate in any calendar year will be permitted to defer no less than 10% and up to 100% of his or her annual base salary and his or her annual bonus for that calendar year.  All participants’ accounts under the Plan will be fully vested and nonforfeitable at all times.  Amounts deferred under the Plan will be credited to bookkeeping accounts maintained by the Company for each participant and will be adjusted to reflect deemed earnings or losses based on the hypothetical investment options selected by the participant. Participants in the Plan will receive distributions following termination, death or disability, or upon a change in control (as disability and change in control are defined in the Plan). Distributions will generally be made in the form of one lump sum payment, except that participants may elect to have distributions made in installments.

The Board of Directors  reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall affect a participant’s right to receive the full amount of his or her vested account balance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: November 20, 2012	By:	/s/ Richard A. Santa
Richard A. Santa
Senior Vice President and Chief Financial Officer